                                                     EXHIBIT 10.7

                       ENSERCH CORPORATION
                    PERFORMANCE INCENTIVE PLAN
                        CALENDAR YEAR 1996




I.   PURPOSES

     The purposes of the ENSERCH Corporation Performance Incentive Plan (the "Plan") are to:

     A. Encourage and reward improved performances by the senior officers and managers.

     B. Provide reward incentives for the achievement of specific performance goals or objectives periodically established.

     C. Provide an appropriate level of executive compensation commensurate with that of similar businesses to retain key officers and managers.

     D. Provide an incentive for key officers and management to perform in a manner that benefits the Corporation's shareholders and the Company's customers.


II.  ELIGIBILITY

     Key executives of the Corporation and its subsidiaries as specifically designated shall be eligible for participation in the Plan.

     The existence of this Plan does not prevent the existence of other bonus plans within operating units or subsidiaries of the Corporation. However, Participants in this Plan may not participate in any other cash bonus or incentive plans or programs offered by ENSERCH or any of its subsidiaries or affiliates (other than compensation and incentive plans made available to all executives generally).


III. DEFINITIONS AND BONUS FACTORS

     Subject to the conditions and limitations described herein, bonus award payments may be made to the Participants under the Plan as hereinafter set out. For purposes of the Plan, the following definitions apply:

     A.   Participant

          Each of the eligible key management personnel who are designated for participation by the Chairman of ENSERCH Corporation ("the Chairman") or by the Compensation Committee of the Board of Directors
          ("the Compensation Committee"). Each Participant will be individu-ally notified of his or her participation together with the applicable factors approved for the determination of each individual bonus opportunity.

     B.   Plan Year

          The Plan Year and the annual bonus period shall be the calendar year.

     C.   Base Salary

          The annual Base Salary designated for the Participant is that contained in the applicable payroll records, exclusive of any payment under any bonus plan, deferred compensation, salary deferral plan, expense reimbursement or fringe benefit, for the annual period covered by the bonus award.

     D.   Target Bonus Factor

          A specified percentage of the Participant's Base Salary which would be the bonus payable to a Participant upon 100% Goal Achievement. The Target Bonus Factor applied to Base Salary is the Target Bonus.

     E.   Performance Goals

          Expressed, measurable goals established as the basis for bonus awards for the annual bonus period, each having a corresponding Weighting Factor expressed as a percentage. No more than four Performance Goals will be used for any annual period. The Weighting Factors for all Performance Goals for an annual period aggregate 100%.

     F.   Goal Achievement Factor

          A percentage representing the level of actual achievement of each Performance Goal, calculated at the end of each Plan Year.

     G.   Performance Factor

          The sum of the weighted average percentages of Goal Achievement Factors which is applied to the Target Bonus to derive the bonus.

     H.   Bonus Calculation

          In summary:

          Target Bonus        =  Base Salary x Target Factor

          Bonus               =  Target Bonus x Performance Factor

          Performance Factor  =  Weighting1 x Goal Achievement Factor1
                              + Weighting2 x Goal Achievement Factor2
                              + Weighting3 x Goal Achievement Factor3
                              + Weighting4 x Goal Achievement Factor4




IV.  GOAL ACHIEVEMENT


     The Goal Achievement Factor pertaining to achievement of earnings, shareholder return and operating income goals is as follows:

     If Income Ratio or other Goal Achievement Factor will be:
        ratio of achievement:


       less than 0.9               0%

       between 0.9 and 1.00        20% plus 8% for each .01 greater
                                   than 0.90

       above 1.00                  100% plus 2.5% for each .01 greater
                                   than 1.00, up to a maximum of 150%.


Any earnings or operating income achievement less than 0.90 ratio will reduce goal achievement factor by 0.5% for each 0.01 less than 0.90.

Goal Achievement Factors will be prorated between the amounts nearest percentages specified above.

     Income Ratio is the ratio of the actual earnings or operating income for the Plan Year to the applicable budgeted income. Budgeted earnings and operating income are adjusted to take into account the effects of variations in heating degree days, oil and gas production sales prices and severance tax, and NGL prices, fuel and shrinkage.



V.   BONUS PAYMENTS

     A. Payment Schedule. Any bonus awarded pursuant to this Plan shall be paid in cash (unless any executive opts by written notice in advance of the relevant plan year to defer its receipt under the Deferred Compensation Plan) to participating executives not later than April 1 of the year succeeding the calendar year for which performance is measured.


     B. Discretionary Bonus. Upon recommendation by the Chairman, the Compensation Committee, in its sole discretion, may award special bonuses to executives or employees of the Corporation or any of its subsidiaries or affiliates, whether or not named Participants in this Plan, on a discretionary basis to reward meritorious performance. The Compensation Committee's decision relative to such award shall be final and binding on all parties.



     C. Retirement, Death, Disability, Termination. All bonus awards to a Participant under this Plan during his or her active employment shall be paid or credited under the terms of the Plan to any Participant who retires at age 60 or above in accordance with his/her employer's approved retirement plan, or to any Participant who becomes eligible for and receives disability benefits in accordance with its long-term disability plan.

          In the event of a Participant's retirement at age 60 or above or death during a Plan Year, to the extent practicable, and only if Participant is employed at least one-half of the Plan Year, any bonus awarded for achievement of Goals to which the Participant contributed shall be prorated and the appropriate portion awarded. A decision by the Chairman as to what may be an appropriate prorated portion shall be final and binding on all parties.

          In the event of a Participant's death, any bonus awarded to such Participant prior to the date of death but unpaid, and which would otherwise have been received, or any awarded after the date of death, will be paid to his beneficiary or to his estate, as applicable.

          In the event a Participant's employment terminates for any reason other than retirement, disability or death, or as described in (d) below, prior to the time a bonus payment is paid, no bonus shall be payable for either a portion of or for a full Plan year.


     D. Merger. In the event that ENSERCH Corporation shall, pursuant to action by its Board, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of the assets of the Corporation or a segment to another corporation in which ENSERCH or the segment would be in a minority position, all bonus awards which have been granted but remain unpaid and a bonus award based on a 100% performance factor for the Plan Year in which such action occurs shall be immediately paid to Participant and the Participant shall not be required to be employed by the Corporation in order to receive the payment.



VI.  ESTABLISHMENT OF PERFORMANCE GOALS

     Performance Goals as established are described on Attachment A.



VII. ADMINISTRATIVE PROVISIONS


     A. Discretion. Notwithstanding any calculation of bonus in accordance with the foregoing provisions, the Chairman may within his sole discretion alter or eliminate any bonus award developed under this Plan in order to achieve equity in the administration of the Plan within ENSERCH Corporation as a whole.


     B. Termination. This Plan may be terminated at any time by the Compensation Committee. Notification of termination will be given to the then Participants. A Plan termination will not prevent payment of bonuses where Goal achievement has been completed in a calendar year for which a Goal had been approved. If the Plan is terminated by the Compensation Committee during a Plan Year in which Goals have been established under the Plan, performance will be prorated by the Committee and bonuses paid proportionally. The Compensation Committee's decision relative to such payment shall be final and binding on all parties.


     C. Effective Date. This Plan is effective for the calendar year commencing January 1, 1996, unless terminated by action of the Compensation Committee.


     D. No Contract. Nothing in this Performance Incentive Plan shall be deemed by implication, conduct of the parties, or otherwise to constitute a contract of employment or otherwise to impose any limitation on any right of the Corporation or any of its operating units to terminate a Participant's employment at any time.

     E. Under provisions of the ENSERCH Retirement and Death Benefit Program of 1969, this bonus program qualifies as an "annual performance based incentive plan" and is to be included in "final average pay" for purposes of pension calculations.



VIII.     CONFLICT OF INTEREST

     If at any time during the period the Participant is to receive or accrue payments hereunder, the Participant engages in the employment, consultation or representation of any corporation, partnership, individual, political subdivision, or any enterprise that is engaged in any action or proceeding that could be reasonably construed as being adverse to the interest of the Company, the Participant and his beneficiaries or heirs shall forfeit all rights to receive payments of bonus awards provided under this Plan regardless of whether or not such payments had been previously approved by the Company; except that before any such termination under this section of the Participant's right to receive payments, the Company shall notify the Participant in writing of its opinion about the adversary situation, after which time the Participant shall have a period of 15 days to correct the situation to the satisfaction of the Company as to preclude benefit termination.

This provision shall apply to full-time and part-time employees of the Company and to retired or terminated employees. For purposes of this Plan, the Company shall determine within its sole discretion whether or not the Participant's actions can be reasonably construed as adverse to the Company's interests.